Exhibit 10.2
AMENDMENT TO AGREEMENT FOR SUPPLEMENTAL EXECUTIVE RETIREMENT PAY

This Amendment, effective as of June 7, 2016 (the “Effective Date”), is made by and between Stephen J. Hemsley (“Executive”) and UnitedHealth Group Incorporated, a Minnesota corporation (“UnitedHealth Group”).
WITNESSETH:
WHEREAS, Executive is currently employed as Chief Executive Officer of UnitedHealth Group; and
WHEREAS, UnitedHealth Group and Executive have previously entered into an Agreement for Supplemental Executive Retirement Pay, dated April 1, 2004 (the “SERP”), which satisfied the requirement in Executive’s employment agreement for UnitedHealth Group to provide Executive a supplemental retirement benefit plan;
WHEREAS, pursuant to Section 8 of the SERP, the SERP can be amended at any time by written agreement between UnitedHealth Group and Executive; and
WHEREAS, effective November 7, 2006, UnitedHealth Group and Executive amended the SERP to discontinue further accruals, to fix the amount of Executive’s benefit, and was further amended effective December 31, 2008 to make certain other changes to bring the SERP into compliance with Section 409A of the Internal Revenue Code (the “Code”); and
WHEREAS, UnitedHealth Group and Executive now wish to amend the SERP to convert Executive’s fixed benefit into deferred stock units issued under the UnitedHealth Group Incorporated 2011 Stock Incentive Plan, as amended;
NOW, THEREFORE, based on the foregoing and the mutual promises which follow, the parties hereto agree that the supplemental retirement benefit payable under the SERP, which was previously fixed at Ten Million Seven Hundred Three Thousand Two Hundred Twenty Nine and 00/100 Dollars ($10,703,229.00), shall be converted into fully vested deferred stock units issued under the UnitedHealth Group Incorporated 2011 Stock Incentive Plan, as amended. All deferred stock units, including any payable on account of dividend equivalents, shall be payable in the same form and at the same time as the SERP benefit would otherwise have been paid in accordance with Sections 1.1 and 1.2 of the SERP. All deferred stock units, including those issued as dividend equivalent units, shall be fully vested as provided in Section 1.5 of the SERP. Accordingly, Section 1.3 of the SERP is hereby amended to read in full as follows:
1.3 Amount of Benefit. The amount of the lump sum payment to Executive under this Agreement shall equal the value, at the end of the day immediately preceding the applicable payment date, of Executive’s deferred stock units. The number of deferred stock units shall be the sum of the following: (a) Ten Million Seven Hundred Three Thousand Two Hundred Twenty Nine and 00/100 Dollars ($10,703,229.00), divided by the average closing price of UnitedHealth Group’s common stock on the five trading days immediately preceding the effective date of this amendment, rounded down to the nearest whole unit, plus (b) any additional deferred stock units issued as dividend equivalent units with respect to the Executive’s deferred stock units in accordance with UnitedHealth Group Incorporated 2011 Stock Incentive Plan.
In all other respects the SERP shall remain unchanged.

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto on the date set forth below.

UNITEDHEALTH GROUP INCORPORATED		STEPHEN J. HEMSLEY

By:	/s/ D. Ellen Wilson	/s/ Stephen J. Hemsley
Name:	D. Ellen Wilson	Date: June 8, 2016
Title:	Executive Vice President, Human Capital
Date:	June 8, 2016